Exhibit 5.1

December 10, 2018
Berry Petroleum Corporation
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel for Berry Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, relating to the proposed offer and sale from time to time (the “Offering”) by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 61,420,234 shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”).
In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of the Company, the Certificate of Amendment of Certificate of Incorporation, the Certificate of Designation of Series A Convertible Preferred Stock of the Company, the Certificate of Amendment of Certificate of Designation and the Second Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering and the issuance of shares to the Selling Stockholders and (iii) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

December 10, 2018   Page 2

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Common Shares have been validly issued, fully paid and are nonassessable.
The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.
The foregoing opinion is limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Vinson & Elkins L.L.P.